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                                                                 EXHIBIT 11

        FRESENIUS NATIONAL MEDICAL CARE HOLDINGS, INC. AND SUBSIDIARIES
                     WEIGHTED AVERAGE NUMBER OF SHARES AND
                    EARNINGS USED IN PER SHARE COMPUTATIONS

     The weighted average number of shares of common Stock outstanding were as follows:

                                                   (IN THOUSANDS)
                                      THREE MONTHS ENDED     NINE MONTHS ENDED
                                         SEPTEMBER 30,         SEPTEMBER 30,
                                     -------------------    ------------------
                                       1996       1995        1996      1995
                                     --------    -------    -------    -------
Weighted average number of shares
  of Common Stock outstanding         $91,092    $96,708    $95,188    $95,330

     Income used in the computation of earnings per share was as follows:

                                           (IN THOUSANDS EXCEPT PER SHARE)
                                      THREE MONTHS ENDED     NINE MONTHS ENDED
                                         SEPTEMBER 30,         SEPTEMBER 30,
                                     -------------------    ------------------
                                       1996       1995        1996      1995
                                     --------    -------    -------    -------
Net income                            $(2,518    $20,710    $62,881    $83,831
Dividends paid on preferred
  stocks                                 (230)      (131)      (391)      (392)
                                      -------    -------    -------    -------
Income used in per share
computation of earnings               $(2,388)   $20,579    $62,490    $83,439
                                      =======    =======    =======    =======

Earnings per share                    $  0.03    $  0.21    $  0.66    $  0.88


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